Exhibit 11


                         FRONTIER FINANCIAL CORPORATION
               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE


                                               2005             2004              2003

Net Income (in thousands)                    $51,584           $43,045           $39,607
                                         ===============  ================  ================

  Computation of average shares
    outstanding:

      Shares outstanding at
      beginning of year                       28,118            27,825            28,227

      Average shares issued pursuant
      to merger                                    -                 -                 -

      Shares issued or repurchased
      during the year times average
      time outstanding during the year           203               126              (397)
                                         ---------------  ----------------  ----------------

      Basic average shares outstanding        28,321            27,951            27,830
                                         ---------------  ----------------  ----------------
      Average number of dilutive shares
      assumed to be outstanding (1)              174               186               152
                                         ---------------  ----------------  ----------------

      Average dilutive shares outstanding     28,495            28,137            27,982
                                         ===============  ================  ================

      Basic earnings per share                 $1.82             $1.54             $1.42
                                         ===============  ================  ================
      Diluted earnings per share               $1.81             $1.53             $1.42
                                         ===============  ================  ================

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